UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

LEAP WIRELESS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-29752	33-0811062
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10307 Pacific Center Court, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 882-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2005, Cricket Communications, Inc., a wholly owned subsidiary of Leap Wireless International, Inc. (collectively, the “Company”), entered into a credit agreement (the “Credit Agreement”) with the lenders named therein as parties thereto and Bank of America, N.A. (as Administrative Agent and L/C Issuer).

The new facilities under the Credit Agreement consist of a six-year $500 million term loan, which was fully drawn at closing, and an undrawn five-year $110 million revolving credit facility. Under the Credit Agreement, the term loan bears interest at the London Interbank Offered Rate (LIBOR) plus 2.5 percent or bank base rate plus 1.5 percent, as selected by the Company. Outstanding borrowings under the term loan must be repaid in 20 quarterly payments of $1.25 million each, commencing March 31, 2005, followed by four quarterly payments of $118.75 million each, commencing March 31, 2010. The commitment of the lenders under the revolving credit facility may be reduced by approximately $9.2 million on January 1, 2008 and by approximately $18.3 million on January 1, 2009 (such amount, in each case, to be net of all prior reductions, including the reduction that occurred on January 1, 2008), based on certain leverage ratios and other tests. The commitment fee on the revolving credit facility is payable quarterly at a rate of 1.0 percent per annum when the utilization of the facility (as specified in the Credit Agreement) is less than 50 percent and at 0.75 percent per annum when the utilization exceeds 50 percent.. Borrowings under the revolving credit facility would currently accrue interest at LIBOR plus 2.5 percent or bank base rate plus 1.5 percent, as selected by the Company, with the rate subject to adjustment based on the Company’s leverage ratio. The new credit facilities are guaranteed by Leap Wireless International, Inc. and all of its direct and indirect domestic subsidiaries (the “Subsidiary Guarantors”), and are secured by all present and future personal property and owned real property of the Company and all of their direct and indirect domestic subsidiaries.

Proceeds from the term loan borrowing were used by the Company: to satisfy and discharge the indenture under which Cricket Communications, Inc.’s 13 percent senior secured pay-in-kind notes (the “Notes”) were issued (with the redemption of the Notes to occur on January 25, 2005); to pay approximately $43 million of call premium and accrued interest on such Notes; to repay approximately $41 million in principal amount of debt and accrued interest owed to the Federal Communications Commission (the “FCC”); and to pay transaction fees and expenses. The term loan borrowing also provided the Company with additional proceeds of approximately $60 million to be used for general corporate purposes, including working capital and potential acquisitions.

Under the Credit Agreement, the Company is subject to certain limitations, including limitations on the Company’s ability: to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions (including investments in designated entities for the purposes of participation in the FCC’s Auction 58); to grant liens; and to pay dividends and make certain other restricted payments. In addition, the Company will be required to pay down the facilities under certain circumstances if it issues debt or equity, sells assets or property, receives certain extraordinary receipts or generates excess cash flow (as defined in the Credit Agreement). The Company is also subject to financial covenants which include a minimum interest coverage ratio, a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio.

Affiliates of Highland Capital Management, L.P. (a beneficial shareholder of Leap Wireless International, Inc. and an affiliate of James D. Dondero, a director of Leap Wireless International, Inc.) are significant participants in the syndication of the term loan and revolving credit facilities.

The Credit Agreement, and the associated security agreement and guaranties described above, are being filed with this Current Report on Form 8-K as Exhibits 10.1 through 10.4.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Credit Agreement, dated January 10, 2005, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent and L/C issuer;

10.2	Security Agreement, dated January 10, 2005, by and among Cricket Communications, Inc., Leap Wireless International, Inc., the Subsidiary Guarantors and Bank of America, N.A., as collateral agent;

10.3	Parent Guaranty, dated January 10, 2005, made by Leap Wireless International, Inc. in favor of the secured parties under the Credit Agreement (the “Secured Parties”);

10.4	Subsidiary Guaranty, dated January 10, 2005, made by the Subsidiary Guarantors in favor of the Secured Parties.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: January 14, 2005	By:	/s/ Robert J. Irving, Jr. Robert J. Irving, Jr. Senior Vice President, General Counsel and Secretary